UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the Securities and Exchange Act of 1934

Date of report (Date of earliest event reported):
January 25, 2007

EASTMAN CHEMICAL COMPANY
(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-12626	62-1539359
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 South Wilcox Drive, Kingsport, TN	37660
(Address of Principal Executive Offices)	(Zip Code)

(423) 229-2000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EASTMAN CHEMICAL COMPANY - EMN	January 31, 2007

Item 2.05 - Costs Associated with Exit or Disposal Activities and
Item 2.06 - Material Impairments
On January 25, 2007, Eastman Chemical Company decided to initiate the closure of its non-integrated PET polymers site in San Roque, Spain. As previously disclosed, the Company has been evaluating various strategic options that include restructuring, divestiture or consolidation of its non-integrated PET manufacturing assets outside the United States. After evaluating the various alternatives, the Company decided to initiate the actions required to permanently shut down the San Roque site due to an untenable labor situation. This decision will impact approximately $45 million of net assets associated with this site and could lead to non-cash impairment charges in the first quarter of 2007. In addition, this decision could result in restructuring charges, primarily severance, which would result in future cash expenditures. The restructuring charges are not expected to exceed $10 million, but are subject to negotiation with third parties. Management expects the underlying costs of and charges related to this decision to be reported as asset impairment and restructuring charges during the first quarter of 2007.

EASTMAN CHEMICAL COMPANY - EMN	January 31, 2007

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Eastman Chemical Company
By: _/s/__ Curtis E. Espeland _____________ Curtis E. Espeland Vice President and Chief Accounting Officer
Date: January 31, 2007